Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 28, 2018, relating to the consolidated financial statements of Aehr Test Systems, which appears in the Annual Report on Form 10-K of Aehr Test Systems for the year ended May 31, 2018.

/s/ BPM LLP

San Jose, California
November 21, 2018